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                                                                     Exhibit 2.3



                                October 14, 1999

Millennia Car Wash, LLC                        Millennia Car Wash, LLC
Attention: Eric Ottesen                   511 Encinitas Boulevard, Suite 100
c/o Excel Legacy Corporation                 Encinitas, California 92024
16955 Via del Campo, Suite 110
San Diego, CA 92127

Re: Real Estate and Asset Purchase Agreement dated March 23, 1999, by and between Millennia Car Wash, LLC ("Millennia"), Excel Legacy Corporation and G II Ventures, LLC ("Members"), and American Wash Services, Inc. ("AWS"), as amended by Amendment No. 1 dated as of March 30, 1999, by and between the same parties (as so amended, the "Agreement")

Sirs:
      Reference is made herein to the transactions set forth in the Agreement. Terms in this Letter which are capitalized shall have the meanings given the terms in the Agreement, unless the capitalized term is specifically defined in this Letter. The parties hereto hereby agree as follows:

     1. The parties acknowledge that AWS, on July 1, 1999, merged into a wholly-owned subsidiary of the Successor Corporation, Mace Wash, Inc., which thereby succeeded to all of AWS' rights and obligations under the Agreement. The parties agree and acknowledge that Sellers shall perform their obligation under the Agreement to convey and assign the Assets and Owned Real Estate by conveyance and assignment of the Assets and Owned Real Property to a different wholly-owned subsidiary of Successor Corporation, Mace Car Wash, Inc., which shall be deemed to be the Purchaser under the Agreement.

     2. The parties acknowledge and agree that the form of Registration Rights Agreement attached hereto as Exhibit A shall be delivered and executed at Closing in lieu of the form attached to the Agreement as Schedule 1.9(a)(vii).

     3. Sellers acknowledge that certain claims, as set forth hereinafter, have arisen for which Purchaser would be entitled to indemnification under the Agreement. Purchaser agrees that it shall indemnify the Sellers against all claims set forth in items (i) and (ii) following and shall not make any claim of indemnity under the Agreement arising out of the claims set forth in items (i),
(ii) (iii), and (iv) following: (i) liabilities and obligations under that certain Operating Agreement dated August 27, 1998, by and between Millennia and Quality Car Wash No. 2, Inc., and Quality Quiq Lube, Inc., (ii) payments for the purchase of the business book described in and arising out of Paragraph 2 of that certain First Amendment to Car Wash Asset Purchase/sale Agreement dated June 10, 1998, by and between Quality Car Wash No. 2, Inc., Quality Quiq Lube, Inc., and Millennia, or
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(iii) the representations and warranties set forth in
Section 3.8 of the Agreement being false, or (iv) that Seller did not perform its obligations under Section 5.11(iii) of the Agreement. For purposes of this Letter, the claims set forth in items (i) and (ii) above are referred to as the "Quality Claims" and the claims set forth in items (iii) and (iv) above are referred to as the "Financial Warranty Claims." In exchange for Purchaser accepting all liability for the Quality Claims and releasing Sellers from the Financial Warranty Claims, Sellers shall return a portion of the Consideration Stock received under the Agreement equal to 587,678 shares. The 587,678 shares of Consideration Stock being returned are a portion of the 1,486,428 shares which were valued at $7.00 per share pursuant to the Agreement.

     4. The parties acknowledge and agree that the amount of Consideration Stock to be delivered to the Company under Section 1.3 of the Agreement is as follows:

               Original Amount    4,087,678
               Returned Shares   -  587,678
                                  ---------
               NET SHARES         3,500,000

     5. This Letter may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Letter may be executed by facsimile transmission and a signature transmitted by facsimile transmission shall be binding on the party so executing this Letter.

     IN WITNESS WHEREOF, the parties have executed this Letter on the date first above written.
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
Mace Wash, Inc.                                         Millennia Car Wash, LLC


By: /s/ Robert M. Kramer                                By: /s/ Russel B. Geyser
    --------------------                                   --------------------
    Robert M. Kramer, Vice President                       Russell B. Geyser, Chief Executive Officer


Mace Car Wash, Inc.                                     Excel Legacy Corporation


By:/s/ Robert M. Kramer                                 By: /s/ Richard B. Muir
   --------------------                                     --------------------
   Robert M. Kramer, Vice President                         Richard B. Muir, Executive Vice President


Mace Security International, Inc.                       GII VENTURES, LLC
                                                        By its Managing Member,
                                                        Russell B. Geyser I, LLC
By:/s/ Robert M. Kramer
   --------------------
      Robert M. Kramer,
      Executive Vice President                          By:  /s/ Russel B. Geyser
                                                           ----------------------
                                                           Russell B. Geyser, Managing Member
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